Exhibit 21.1

List of Significant Subsidiaries

Name of Entity	State of incorporation	Parent company	Business description	Address

NetBank Payment Systems, Inc.	FL	NetBank	ATM provider for retail and other non-bank businesses	200 Briarwood West Drive Jackson, MS 39206
Market Street Mortgage Corporation	FL	NetBank	Retail conforming residential mortgage company	2650 McCormick Drive, Suite 200 Clearwater, FL 33759
Meritage Mortgage Corporation	OR	NetBank, Inc.	Wholesale non-conforming residential mortgages	6000 SW Meadows Road, Suite 500 Lake Oswego, OR 97035
MG Reinsurance Company	VT	NetBank, Inc.	Captive reinsurance company	346 Shelburne Road Burlington, VT 05401
N B Partners, Inc.	GA	NetBank, Inc.	Holding company for strategic business initiatives	11475 Great Oaks Way, Suite 100 Alpharetta, GA 30022
NetBank	none – federal charter	NetBank, Inc.	Federal savings bank	11475 Great Oaks Way, Suite 100 Alpharetta, GA 30022
NetInsurance, Inc.	SC	NetBank, Inc.	Insurance agency	9710 Two Notch Road Columbia, SC 29223
Financial Technologies, Inc.	GA	NB Partners, Inc.	Transaction processing	11475 Great Oaks Way, Suite 100 Alpharetta, GA 30022

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